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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                                   PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) July 28, 2003



                               ASSURE ENERGY, INC.
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             (Exact name of registrant as specified in its charter)



            Delaware                       333-61714             13-4125563
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  (State or other jurisdiction     (Commission File Number)    (IRS Employer
of incorporation or organization)                            Identification No.)


               2750-140 4th Avenue S.W., Calgary, Alberta T2P 3N3
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               (Address of principal executive offices)(Zip Code)



                                 (403) 266-2787
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              (Registrant's Telephone Number, Including Area Code)




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         (Former Name or Former Address, If Changed since Last Report.)




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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On July 28, 2003 we completed the acquisition of 6,267,500 common shares of Quarry Oil & Gas Ltd. ("Quarry"), pursuant to a March 6, 2003 Share Purchase Agreement (the "Share Purchase Agreement") among us, Quarry, and certain Quarry shareholders including Al J. Kroontje, Trevor G. Penford, Karen Brawley-Hogg, Donald J. Brown and Troon Investments, Ltd. (collectively the "Sellers"). As of August 8, 2003 we have received an additional 438,000 Quarry shares from the Sellers. We are awaiting delivery of an additional 44,500 Quarry shares from the Sellers, which will result in our aggregate purchase of 6,750,000 Quarry shares (the "Acquisition Shares") pursuant to the Share Purchase Agreement. These 6,750,000 shares together with the 169,900 Quarry shares already owned by us represent approximately 48.5% of the outstanding common shares of Quarry. The Acquisition Shares were purchased by us at a price of CDN $1.3278 (approximately US$.95) per share or CDN $8,962,650 (approximately US $6,434,107) on an aggregate basis.

         The Share Purchase Agreement provided for the transfer of certain Quarry assets (the "Excluded Assets") by Quarry, prior to closing, to a Quarry subsidiary, 51% of which was sold to the Sellers on the closing date of the Share Purchase Agreement, at a purchase price of CDN$867,662 (approximately US$622,877). The purchase price represented 51% of the adjusted net book value of the Excluded Assets as at the date of the Share Purchase Agreement.

         The Share Purchase Agreement also provided for the payment by Quarry to Al Kroontje or his designees, the sum of CDN$592,500 (approximately US$425,344) representing (i) salary compensation to Mr. Kroontje for the six years ended December 31, 2000 when Mr. Kroontje did not receive any compensation for serving as an officer and director of Quarry; (ii) severance pay; and (iii) a retirement allowance. Payment in full was made to Mr. Kroontje at closing.

         In connection with the Share Purchase Agreement, we have agreed to pursue one of the following activities to position Quarry to fund its corporate growth strategy: (i) present to Quarry, within 90 days of the closing date, an experienced, previously successful management team for Quarry, subject to the Sellers' consent, such consent, not to be unreasonably withheld; (ii) make within 60 days of the closing date, an offer to acquire all of the remaining Quarry shares not owned by us at a price per share of not less than CDN$1.3278 per share (the "Follow-Up Offer"), such Follow-Up Offer to be carried out by way of take-over bid, an amalgamation proposal or such other transaction proposal determined by us to be appropriate; or (iii) subscribe, within 90 days of the closing date, to a material private placement of Quarry shares at a subscription price per share of not less than CDN$1.3278 per share. We have yet to determine which of these alternative courses of action we will pursue.

         Upon completion of the transaction, Harvey Lalach, our president was appointed to also serve as president for Quarry. Trevor G. Penford remains the vice president of Quarry. The present board of directors of Quarry is comprised of Les W. Hofmeister, Donald J. Brown, and Daniel H. Thompson.

         Quarry is a junior oil and gas exploration and development company based in Calgary, Alberta, Canada whose common shares are listed on the TSX Venture Exchange under the symbol "QUC". Quarry's average daily production is currently approximately 1100 barrels of oil equivalent per day. Quarry has a stable oil production base in Alberta, Canada. It has recently added significant gas reserves from its discoveries in northeast British Columbia, Canada where it has access to a large base of undeveloped lands. Quarry has also developed a portfolio of natural gas prospects to facilitate future growth.



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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired. To be filed by amendment within the next 60 days.

(b) Pro Forma Financial Information. To be filed by amendment within the next 60 days.

(c)      Exhibits:

         2.1 Share Purchase Agreement dated March 30, 2003 by and among Assure Energy, Inc., and Al J. Kroontje, Trevor G. Penford, Karen Brawley-Hogg, Donald J. Brown, Troon Investments, Ltd., and Quarry Oil & Gas, Ltd.

         2.2 Amending Agreement dated March 26, 2003 to March 6, 2003 Share Purchase Agreement.

         2.3 Amending Agreement No. 2 dated April 11, 2003 to March 6, 2003 Share Purchase Agreement.



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      ASSURE ENERGY, INC.


Dated:  August 11, 2003               By: /s/ Harvey Lalach
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                                          Harvey Lalach
                                          President



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